State of Delaware
Secretary of State
Division of Corporations
Delivered 02:43 PM 07/19/2017
FILED 02:43 PM 07/19/2017
SR 20175314934 - File Number 795425

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

Oxis International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the "Corporation") does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted a resolution by the unanimous written consent of its members proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation and calling for the stockholders of the Corporation to consider and approve the resolution. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the current Certificate of Incorporation of this Corporation as amended be further amended by changing the first paragraph of Article FIRST so that, as amended, the paragraph shall be and read as follows:

"The name of the corporation (hereinafter called the "Company" is GT Biopharma, Inc.."

SECOND: That the Board of Directors of the Corporation duly adopted a resolution by the unanimous written consent of its members proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation and calling for the stockholders of the Corporation to consider and approve the resolution. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the current Certificate of Incorporation of this Corporation as amended be further amended by changing the first paragraph of Article FOURTH so that, as amended, the paragraph shall be and read as follows:

"1. COMMON STOCK

Upon this Certificate of Amendment becoming effective pursuant to the Delaware General Corporation Law (the "Effective Time"), each 300 shares of common stock issued and outstanding (the "Old Common Stock") shall automatically without further action on the part of the Company or any holder of Old Common Stock, be combined and changed into one fully paid and nonassessable share of new common stock (the "New Common Stock"). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been combined pursuant to this Certificate of Amendment. There shall be no fractional shares issued with respect to the New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to the Corporations transfer agent (the "Transfer Agent"), as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Transfer Agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the applicable New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders' stock

certificates, the Transfer Agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests. After giving effect to the reverse split, the Company is authorized to issue a total of 750,000,000 shares of Common Stock, $0.001 par value per share. Dividends may be paid on the Common Stock as and when declared by the Board of Directors, out of any funds of the Company legally available for the payment of such dividends, and each share of Common Stock will be entitled to one vote on all matters on which such stock is entitled to vote."

THIRD: That in lieu of a meeting and vote of all of the stockholders, the stockholders holding a majority of the outstanding stock of the Corporation have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 17th day of July, 2017.

By: ______________________

Authorized Officer
Title: Chief Financial Officer
Name: Steven Weldon

STATE OF FLORIDA
COUNTY OF Hillsborough

The foregoing instrument was acknowledged before me this 18th day of July 2017 by Steven Weldon who is personally known to me, or has produced FLDL as identification & who did (did not) take an oath.

MELANIE PURDY
Notary Public, State of Florida
Commission# FF 11986
My comm. expires June 24, 2018

Melanie Purdy